Exhibit 99.1

KMG CHEMICALS ANNOUNCES STRONG FIRST QUARTER RESULTS

HOUSTON, TX — December 6, 2006 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced unaudited financial results for the first quarter ended October 31, 2006.

First Quarter 2007 Highlights — versus First Quarter of 2006

•                  Net sales increased 20% to $17.3 million.

•                  Net income increased 129% to $1.6 million or $0.14 per diluted share.  Net earnings per diluted share were calculated on 20% more shares outstanding due to the issuance of 1.7 million shares in July of 2006 through a public offering.

Neal Butler, President and COO of KMG, commented, “We are extremely pleased with our results for the quarter.  Our Penta revenues increased 6% to $7.3 million, while Creosote sales rose 37% to $8.7 million, due to continued strength in replacement rates for utility poles and railroad ties.  Additionally, in the first quarter of last year Creosote sales were adversely affected by Hurricane Katrina, which impacts the quarterly comparison.  We expect strong replacement rates to continue to favorably impact demand for our wood treating chemicals through at least the rest of the fiscal year; however, availability of creosote will likely remain a challenge.  Importantly, our strong earnings growth was achieved despite the fact that we have seen no meaningful relief yet from high raw material prices.”

“With regard to our Animal Health business, sales increased 43% during the first quarter to $860,000.  We anticipate strong demand in this segment for the balance of the year, and expect a successful introduction of our new insecticidal ear tag in the second half of the year.  This ear tag employs a novel active ingredient that shows great promise in the long-term control of flies.”

David Hatcher, Chairman and CEO of KMG, stated, “We have started the year with a very strong quarter and believe we are well positioned for continued growth.  We continue to expect our existing business to generate double-digit EPS growth, as previously stated.  Investors should not, however, expect fiscal 2007 earnings growth to continue at the same level achieved in the first quarter.”

Mr. Hatcher concluded, “We have been very active pursuing and evaluating potential acquisition candidates.  On occasion, acquisition prices are bid-up by private equity investors, but we remain disciplined in our approach and diligent in our efforts, and have ample liquidity to fund a significant acquisition that meets our valuation criteria.  We look forward to reporting on KMG’s continued growth and development.”

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes.  KMG’s operations are focused on wood treatment chemicals, animal health products and agricultural chemicals.  For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak

Chief Financial Officer

KMG Chemicals, Inc.

713-600-3814

jsobchak@kmgchemicals.com

www.kmgchemicals.com

Investor Relations Counsel:

The Equity Group Inc.

Loren G. Mortman

212-836-9604

LMortman@equityny.com

www.theequitygroup.com

KMG Chemicals, Inc.

Consolidated Statements of Income

(In thousands, except share data)

(UNAUDITED)

	Three Months Ended
	October 31,
	2006	2005

NET SALES	$17,251	$14,373

COST OF SALES	11,161	9,318

Gross Profit	6,090	5,055

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:	3,531	3,785

Operating income	2,559	1,270

OTHER INCOME (EXPENSE):
Interest & dividend income	153	85
Interest expense	(243)	(261)
Other	(7)	(6)

Total other income (expense)	(97)	(182)

INCOME BEFORE INCOME TAX	2,462	1,088

Provision for income tax	(890)	(402)

NET INCOME	$1,572	$686

EARNINGS PER SHARE:
Basic	$0.15	$0.08
Diluted	$0.14	$0.07

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	10,533	8,786
Diluted	11,086	9,276

SUPPLEMENTAL DATA:
Depreciation and amortization expense	$945	$874

Balance Sheet Highlights

(In thousands)

(UNAUDITED)

	October 31,	July 31,
	2006	2006

Cash and cash equivalents	$12,344	$11,168

Net working capital	20,923	19,623

Total assets	74,439	72,702

Long-term debt, net of current portion	13,549	13,981

Shareholders’ equity	48,123	46,918